PRESS RELEASE

deltathree Signs Agreement with ACN Europe for deltathree’s Mobile Phone Application

  ACN Europe to promote deltathree’s joip Mobile Phone Application under the ACN Mobile World brand through tens of thousands of ACN Europe’s independent sales representatives

New York, NY – April 18, 2011 – deltathree, Inc. (OTCQB: DDDC), a global provider of video and voice over Internet Protocol (VoIP) telephony services, products, hosted solutions and infrastructures for service providers, resellers and direct consumers, announced that it has signed an agreement with ACN Europe B.V., a wholly-owned subsidiary of ACN, Inc. Under the terms of the agreement, ACN Europe will promote a private label version of deltathree’s joip Mobile phone application under the ACN Mobile World brand. This latest agreement builds upon the success of deltathree’s previously-announced North American sales agency agreement with ACN, Inc. for its joip Mobile phone application.

ACN Mobile World is a cellular phone application that provides low cost mobile calls over GSM, CDMA as well as WiFi networks.  Sales of the ACN Mobile World offering in Europe are scheduled for initial launch approximately in mid-June. The offering will be marketed through tens of thousands of ACN Europe independent sales representatives. The agreement covers the planned rollout of ACN Mobile World service in more than 15 European countries, including: the United Kingdom, Ireland, Norway, Sweden, Finland, Denmark, France, Belgium, Switzerland, Spain, Netherlands, Germany, Austria, Portugal, Italy and Poland.

“ACN Mobile World is a natural extension to the current range of telecommunication services offered by ACN in Europe. We are continuously looking for ways to provide our representatives with high value products and services which have everyday use for customers. There is a growing demand for smartphone technology as evident in our ongoing mobile partnerships across Europe. ACN Mobile World enables our representatives to expand their existing businesses by offering a service which is low-cost, simple to use and presents great savings for their customers.  It truly is a win-win situation!” commented ACN Europe CEO Michael Tribolet.

Mr. Effi Baruch, Chief Executive Officer, President and Senior Vice President of Operations and Technology of deltathree, stated, “Our agreement with ACN Europe builds upon our successful launch of the ACN Mobile World service with ACN, Inc. in the United States, and will be offered in multiple languages and currencies.  It also marks our first major launch in Europe, and highlights our ever-expanding reach and capabilities. With the increasing number of long distance international calls, and high cost roaming charges becoming common for cellular customers worldwide, our European launch will provide an excellent opportunity for consumers there to save considerably on their mobile phone bills.  We are proud to team up with ACN Europe to offer innovative ways to communicate and save money, while further enhancing our worldwide position in the market for next generation communications solutions.”

With a variety of attractive calling packages planned for launch, customers can leverage ACN Mobile World for reaching family, friends and colleagues worldwide. deltathree will provide support in seven languages, including: English, French, Spanish, Dutch, German, Italian and Portuguese.  ACN Mobile World is expected to launch in Europe with a variety of pricing packages available in six European currencies, providing further customer localization.  Plans will range from a flexible Pay As You Go plan to affordable international monthly pricing plans. Cellular operating systems supported by ACN Mobile World in Europe will include the iPhone, Google Android and Nokia Symbian, with support for BlackBerry expected soon.

About ACN Europe

 From its headquarters in Amsterdam, The Netherlands, ACN Europe and its subsidiaries provide fixed, mobile, and VoIP-based telecommunications services to consumers and small businesses throughout Europe, as well as a variety of other home-based services. ACN Europe began operations in 1993 and currently operates in 18 countries in Europe. ACN Europe is a subsidiary of ACN, Inc., a United States company that is the world’s largest direct seller of telecommunications and essential services for home and business.

About deltathree

Founded in 1996, deltathree, Inc. is a global provider of video and voice over Internet Protocol (VoIP) telephony services, products, hosted solutions and infrastructures for service providers, resellers and direct consumers. Supporting tens of thousands of active users around the world, deltathree serves customers through its service provider and reseller channel and its direct-to-consumer channel. deltathree's advanced solutions offer service providers and resellers a full spectrum of private label IP-based digital voice and video products and services, as well as a back-office suite of services. Utilizing advanced Session Initiation Protocol (SIP) technology, deltathree provides all the components to support a complete VoIP service deployment. deltathree's direct-to-consumer channel consists of the joip Mobile, joip and iConnectHere direct-to-consumer offerings.

For more information about deltathree, please visit our website at www.deltathree.com.

iPhone is a trademark of Apple Inc. Android is a trademark of Google Inc. The Symbian trademark is the property of the Symbian Foundation or their respective owners.

Investor Relations Contact:	Company Contact:
Erik Knettel	Arie Rand
Grayling	Chief Financial Officer and Treasurer
1-646-284-9415	1-212-500-4860
ir@deltathree.com	arie.rand@deltathree.com